Exhibit 99
FOR IMMEDIATE RELEASE

CONTACT:	John F. Corcoran, 312-822-1371 Doreen Lubeck, 773-583-4331
CNA SURETY ANNOUNCES FIRST QUARTER 2008 RESULTS
CHICAGO, April 25, 2008 — CNA Surety Corporation (NYSE: SUR) today reported net income for the first quarter of 2008 of $22.9 million, or $0.52 per diluted share, compared to $20.7 million, or $0.47 per diluted share, for the same period in 2007. The increase in net income reflects higher earned premium and higher net investment income, partially offset by higher underwriting costs.
“We are pleased with our strong results for the first quarter,” said John F. Welch, President and Chief Executive Officer. “Our focus on underwriting control and exposure management, along with ongoing expense management, have us well positioned for continued success during these challenging economic times.”
For the quarter ended March 31, 2008, gross written premiums decreased 1.5% to $116.6 million compared to $118.4 million for the quarter ended March 31, 2007. Contract surety gross written premiums decreased 1.6% to $72.0 million in the first quarter due to moderation of spending in the non-residential and public construction sectors. Commercial surety gross written premiums decreased 1.8% to $35.6 million in the quarter as continued selective underwriting in the large commercial market resulted in lower premium production. Net written premiums decreased slightly to $108.4 million from the first quarter of 2007 as the decrease in written premium discussed above was largely offset by lower reinsurance costs.
For the quarter ended March 31, 2008, the loss, expense, and combined ratios improved to 25.3 percent, 53.9 percent, and 79.2 percent, respectively, compared to 25.4 percent, 54.8 percent, and 80.2 percent, respectively, for the same period in 2007. The current ratios reflect the benefits of higher earned premium and lower reinsurance costs.
Net investment income for the quarter ended March 31, 2008 was $11.8 million compared to $10.7 million during the first quarter of 2007 due to an increase in invested assets. The annualized pre-tax yields were 4.6% and 4.7% for the three months ended March 31, 2008 and 2007, respectively.
As of March 31, 2008, stockholders’ equity increased by 3% from December 31, 2007, to $688.3 million driven by net income in the current quarter. Book value per share increased to $15.59. Combined statutory surplus totaled $464.0 million at March 31, 2008, resulting in an annualized net written premium to statutory surplus ratio of 0.9 to 1.
Business Environment
The Company’s business is subject to certain risks and uncertainties associated with the current economic environment and corporate credit conditions. In the past, the Company’s performance has been materially impacted by a significant increase in corporate defaults on a worldwide basis. Because the nature of the business is to insure against non-performance, future results of operations could be negatively impacted by adverse trends in corporate defaults.
CNA Surety Corporation is the largest publicly traded surety company in the country. Through its principal subsidiary, Western Surety Company, CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 36,000 independent agencies. The Company’s Securities and Exchange Commission (“SEC”) filings are available at www.sec.gov or visit us at www.cnasurety.com for a direct link to the SEC website.
CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.
NOTE: A conference call for investors and the professional investment community will be held at 11:00 a.m. (EDT) on April 25, 2008. On the conference call will be John F. Welch, President and Chief Executive Officer of CNA Surety Corporation and John F. Corcoran, Chief Financial Officer of CNA Surety Corporation. The call may be accessed by dialing 877-741-4245. It will also be broadcast live at http://www.videonewswire.com/event.asp?id=47618 or go to the investor relations pages of the CNA Surety website (www.cnasurety.com) for further details. The call is available to the media, but questions will be restricted to investors and the professional investment community. A taped replay of the call will be available beginning at 1:00 p.m. (EDT) on April 25th until 1:00 p.m. (EDT) on May 9, 2008 by dialing 888-203-1112, pass code 3510476, or over the Internet at the foregoing websites.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, product and policy demand and market response risks, the effect of economic conditions, the impact of significant increases in corporate defaults on a national or global basis, the impact of competitive products, policies and pricing, product and policy development, regulatory changes and conditions including underwriting limitations imposed by the U.S. Department of Treasury, rating agency policies and practices, development of claims and the effect on loss reserves, the performance of reinsurance companies under reinsurance contracts with the Company, the cost and availability of reinsurance contracts on reasonable terms, investment portfolio developments and reaction to market conditions, the results of financing efforts, the actual closing of contemplated transactions and agreements, the effect of the Company’s accounting policies, and other risks detailed in the Company’s Securities and Exchange Commission filings. No assurance can be given that the actual results of operations and financial condition will conform to the forward-looking statements contained herein.
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CNA Surety Corporation
Press Release Investor Data
(Amounts in thousands, except per share data)

	Three Months Ended
	March 31,
	2008	2007
Operating Results:

Gross written premiums	$116,625	$118,414

Net written premiums	$108,444	$108,775

Revenues:
Net earned premiums	$102,641	$98,303
Net investment income	11,765	10,701
Net realized investment (losses) gains	(9)	279

Total revenues	114,397	109,283

Expenses:
Net losses and loss adjustment expenses(1)	25,968	24,943
Net commissions, brokerage and other underwriting expenses	55,287	53,898
Interest expense	619	721

Total expenses	81,874	79,562

Income before income taxes	32,523	29,721

Income tax expense	9,621	8,972

Net income	$22,902	$20,749

Basic earnings per common share	$0.52	$0.47

Diluted earnings per common share	$0.52	$0.47

Basic weighted average shares outstanding	44,130	43,931

Diluted weighted average shares outstanding	44,273	44,217

See notes to Press Release Investor Data on page 5.

CNA Surety Corporation
Press Release Investor Data
(Amounts in thousands, except per share data)

	Three Months Ended
	March 31,
	2008	2007
Underwriting Results:

Gross written premiums:
Contract	$71,952	$73,143
Commercial	35,595	36,230
Fidelity and other	9,078	9,041

	$116,625	$118,414

Net written premiums:
Contract	$64,592	$64,447
Commercial	34,774	35,287
Fidelity and other	9,078	9,041

	$108,444	$108,775

Net earned premiums	$102,641	$98,303
Net losses and loss adjustment expenses(1)	25,968	24,943
Net commissions, brokerage and other underwriting expenses	55,287	53,898

Underwriting income	21,386	19,462
Net investment income	11,765	10,701
Net realized investment (losses) gains	(9)	279
Interest expense	619	721

Income before income taxes	32,523	29,721
Income tax expense	9,621	8,972

Net income	$22,902	$20,749

Loss ratio(1)	25.3%	25.4%
Expense ratio	53.9%	54.8%

Combined ratio(1)	79.2%	80.2%

See notes to Press Release Investor Data on page 5.

CNA Surety Corporation
Press Release Investor Data
(Amounts in thousands, except per share data)

	Three Months Ended
	March 31,
	2008	2007
Cash Flow Data:

Net cash provided by operations	$19,193	$13,906

	March 31,	December 31,
	2008	2007
Consolidated Balance Sheet Data:

Invested assets and cash	$1,022,082	$1,024,826
Intangible assets, net	138,785	138,785
Total assets	1,538,425	1,507,654

Insurance reserves	746,815	731,772
Debt	30,816	30,791
Total stockholders’ equity	688,277	667,705

Book value per share	$15.59	$15.13

Outstanding shares	44,137	44,121

Notes to Press Release Investor Data

(1)	Includes the effect of recording revisions of prior year reserves, known as reserve development. Nominal revisions of prior year reserves for the three months ended March 31, 2008 had no effect on the loss ratio for the three months then ended.

The dollar amount and the percentage point effect on the loss ratio of these reserve revisions were a reduction of $26, or

0.1 percentage points, for the three months ended March 31, 2007.